Exhibit 3.5

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES AA PREFERRED SHARES
OF
MOSYS, INC.

Pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware

MoSys, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the “Corporation”), does hereby certify pursuant to Section 151(g) of the General Corporation Law of Delaware that:

FIRST:  On June 26, 2001, the Corporation filed a Certificate of Designations, Preferences and Rights of Series AA Preferred Shares which created a series of Preferred Stock designated as “Series AA Preferred Stock.”

SECOND:  No shares of Series AA Preferred Stock have been issued.

THIRD:  Pursuant to the authority conferred upon the board of directors by the Certificate of Incorporation of the Corporation, as theretofore amended or supplemented, and in accordance with Section 151(g) of the General Corporation Law of Delaware, the board of directors of the Corporation adopted the following resolutions on October 26, 2010:

RESOLVED:  That the Certificate of Designations, Preferences and Rights of Series AA Preferred Shares be amended in order to:  (i) replace “$110.00” with “$48.00” in clause (1)(a) of Section 6 thereof; and (ii) add “per share” immediately following the phrase “an amount” in clause (1)(b) of Section 6 thereof; and

RESOLVED FURTHER:  That the proper officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to execute and deliver any and all certificates, agreements and other documents, certify the Board of Directors’ adoption of required forms or standard resolutions, and take any and all steps and do any and all things which they may deem necessary or advisable in order to effectuate the purposes of the foregoing resolutions.

FOURTH:  The foregoing amendment to the Certificate of Designations, Preferences and Rights of Series AA Preferred Shares was duly adopted by the board of directors of the

Corporation.  No vote of the stockholders of the Corporation was required in accordance with Section 151(g) of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series AA Preferred Shares to be executed by its duly authorized officer this 10th day of November 2010.

MOSYS, INC.

By:	/s/ James W. Sullivan
Name: James W. Sullivan
Title: Chief Financial Officer